UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 25, 2019

Citius Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

333-206903	27-3425913
(Commission File Number)	(IRS Employer Identification No.)

11 Commerce Drive, 1st Floor, Cranford, NJ	07016
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (908) 967-6677

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.001 par value	CTXR	Nasdaq

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On September 25, 2019, Citius Pharmaceuticals, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with H.C. Wainwright & Co., LLC (the “Underwriter”), relating to an underwritten at-the-market offering (the “Offering”) of (i) 6,760,615 units (“Units”), with each Unit being comprised of one share of the Company’s common stock, par value $0.001 per share (the “Shares”), and one warrant (the “Warrants”) to purchase one Share and (ii) 1,060,615 pre-funded units (the “Pre-Funded Units”), with each Pre-Funded Unit being comprised of one pre-funded warrant (the “Pre-Funded Warrants”) to purchase one Share and one Warrant, which closed on September 27, 2019.

The offering price was $0.8951 per Unit and $0.895 per Pre-Funded Unit.

The Warrants included in the Units and the Pre-Funded Units are immediately exercisable at a price of $0.77 per Share, subject to adjustment in certain circumstances, and expire five years from the date of issuance. The Shares, or Pre-Funded Warrants in the case of the Pre-Funded Units, and the Warrants were offered together, but the securities contained in the Units and the Pre-Funded Units were issued separately.

The Pre-Funded Units were offered and sold to purchasers whose purchase of Units in the Offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of the Company’s outstanding common stock immediately following the consummation of the Offering. Each Pre-Funded Warrant contained in a Pre-Funded Unit is exercisable for one Share at an exercise price of $0.0001 per Pre-Funded Warrant. The Pre-Funded Warrants are immediately exercisable and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full.

The Underwriting Agreement contains customary representations and warranties, agreements and obligations, conditions to closing and termination provisions. The Underwriting Agreement provides for indemnification by the Underwriter of the Company, its directors and certain of its executive officers, and by the Company of the Underwriter, for certain liabilities, including liabilities arising under the Securities Act of 1933, as amended, and affords certain rights of contribution with respect thereto.

The net proceeds to the Company from the Offering is approximately $6.1 million, including proceeds of $0.0001 per Pre-Funded Warrant from the assumed exercise of all of the Pre-Funded Warrants sold in this Offering and excluding the proceeds, if any, from the exercise of the Warrants sold in this Offering, and after deducting underwriting discounts and commissions and payment of other estimated expenses associated with the Offering that are payable by the Company. The Company intends to use the net proceeds of the Offering for general corporate purposes, including its Phase 3 clinical Mino-Lok trial for the treatment of catheter related bloodstream infections, the investigational new drug (IND) regulatory pathway for Mino-Wrap and its Phase 2b clinical trial of Halo-Lido cream for the treatment of hemorrhoids, and working capital and capital expenditures.

Pursuant to the Underwriting Agreement, the Company, upon closing of the Offering, issued to the Underwriter warrants to purchase up to 574,486 shares (the “Underwriter Warrants”), which is 7.0% of the aggregate number of Shares and Shares issuable upon exercise of the Pre-Funded Warrants sold in the Offering. The Underwriter Warrants are exercisable at any time and from time to time, in whole or in part, commencing from the effective date of the Offering and ending five years from effective date of the Offering, at a price per share equal to $1.118875, which is 125% of the offering price per Unit.

A registration statement on Form S-1 relating to the Offering (File No. 333-233759) was declared effective by the Securities and Exchange Commission on September 24, 2019. The Offering was made only by means of a prospectus forming a part of the effective registration statement.

The foregoing descriptions of the Underwriting Agreement, the Warrants, the Pre-Funded Warrants and the Underwriter Warrants are not complete and are qualified in their entirety by reference to the full text of the Underwriting Agreement and the forms of the Warrant, the Pre-Funded Warrant and the Underwriter Warrant, copies of which are filed as Exhibit 1.1, Exhibit 4.1, Exhibit 4.2 and Exhibit 4.3, respectively, and incorporated by reference herein.

Item 8.01.	Other Events.

On September 25, 2019, the Company issued a press release announcing the pricing of the Offering. On September 27, 2019, the Company issued a press release announcing the closing of the Offering. Copies of the press releases are attached as Exhibit 99.1 and 99.2, respectively, to this Current Report on Form 8-K and are hereby incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
1.1	Underwriting Agreement, dated as of September 25, 2019, by and between Citius Pharmaceuticals, Inc. and H.C. Wainwright & Co., LLC.
4.1	Form of Common Stock Purchase Warrant issued on September 27, 2019.
4.2	Form of Pre-Funded Common Stock Purchase Warrant issued on September 27, 2019.
4.3	Form of Underwriter’s Common Stock Purchase Warrant issued on September 27, 2019.
99.1	Press Release, dated September 25, 2019.
99.2	Press Release, dated September 27, 2019.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CITIUS PHARMACEUTICALS, INC.

Date: September 27, 2019	/s/ Myron Holubiak
Myron Holubiak
President and Chief Executive Officer